THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

JOHN KEELER & CO., INC.

4% Promissory Note

$500,000.00	November 26, 2019

The Note has been issued in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Merger Agreement, dated the date hereof (the “Merger Agreement”), among John Keeler & Co., Inc., d/b/a Blue Star Foods, a Florida corporation (the “Maker”), the Holder (as defined below), and the other Sellers signatories thereto, and Coastal Pride Company, Inc., a South Carolina corporation (“Coastal”) and Coastal Pride Seafood, LLC, a Florida limited liability company and wholly-owned subsidiary of the Maker. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Section 1. Principal and Interest. FOR VALUE RECEIVED, the Maker promises to pay to the order of Walter Lubkin, Jr., an individual (the “Holder”), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) together with interest on any outstanding unpaid principal at the rate of four percent (4%) per annum (computed on the basis of a 365-day year and the actual days elapsed) on November 26, 2024 or such earlier date as this Note is required or permitted to be repaid as provided hereunder. The outstanding principal amount hereunder and all accrued interest thereon shall be payable quarterly within thirty (30) days of the last day of the quarter (the “Quarterly Payment”), commencing February 26, 2020. Each Quarterly Payment shall be an amount equal to the lesser of (i) $25,000 and (ii) 25% of the Company’s quarterly earnings before interest, tax, depreciation and amortization (“EBITDA”), as determined on the first day of each quarter. The amount of EBITDA shall be adjusted for expenses reflected on Coastal’s income statement after the Closing Date which expenses are for the sole benefit of the Maker.

All payments due hereunder shall be made in lawful money of the United States.

Section 2. Paying Agent and Registrar. Initially, the Maker shall act as paying agent and registrar. The Maker may change any paying agent or registrar by giving the Holder not less than five (5) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar.

Section 3. Prepayment. The principal hereunder and any and all interest accrued thereon may be prepaid by the Maker in whole or in part at any time without premium or penalty.

Section 4. Offset. The principal amount due under this Note shall be reduced, pro rata with the principal amounts due under the convertible notes issued by the Maker pursuant to the Merger Agreement, dated even date herewith, by the amount of Damages, if any, to the Purchaser Indemnified Parties under Sections 6.2 and 6.3 of the Merger Agreement.

Section 5. Events of Default. An Event of Default is defined as follows: (i) failure by the Maker to pay interest and/or principal under the Note when due, which failure shall continue unremedied for fifteen (15) or more business days after notice of such failure has been given to the Maker; or (ii) if the Maker files for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Maker, and has not been resolved in a period of thirty (30) days after such commencement.

Upon the occurrence of an Event of Default, the entire indebtedness with accrued interest thereon due under this Note shall, at the option of the Holder, become immediately due and payable.

Section 6. Representations of the Holder.

(a) The Holder is acquiring this Note for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest in this Note or any portion thereof. The Holder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation rights to such Person or to any third party with respect to this Note.

(b) The Maker is under no obligation to register this Note under the Securities Act.

Section 7. Notice. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

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If to the Maker to:	John Keeler & Co., Inc.
3000 NW 109th Avenue Miami, Florida 33172 Attn: Christopher Constable Facsimile: (306)-836-6859

With a copy to:	The Crone Law Group, P.C. 500 Fifth Ave, Suite 938 New York, NY 10110 Attention: Eric Mendelson, Esq. Facsimile: (818) 688-3130

If to the Holder:	Walter Lubkin Jr. 10 B March Harbor Drive Beaufort, South Carolina 29907 Facsimile : ________________

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 8. Subordination. This Note and the indebtedness evidenced by this Note is subordinate and subject to prior payment in full of all indebtedness and other liabilities and obligations of the Maker under its loan and security agreement with ACF Finco I LP, dated August 31, 2016, as amended, and related revolving credit note and other associated documents.

Section 9 Governing Law. This Note shall be deemed to be made and governed, construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. The Maker and the Holder hereby consent to and irrevocably submit to personal jurisdiction over each of them by the applicable State or Federal Courts of the State of Florida, County of Dade, in any action or proceeding, irrevocably waive trial by jury and personal service of any and all process and other documents and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Section 7 above.

Section 10. Severability. The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 11. Successors and Assigns. This Note may not be assigned or transferred by the Holder without the prior written consent of the Maker. Subject to the preceding sentence, the rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the Holder.

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IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above by its duly authorized officer.

JOHN KEELER & CO., INC.

By:	/s/ John Keeler
Name:	John Keeler
Title:	Chief Executive Officer

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